FREE WRITING PROSPECTUS - Filed pursuant to Rule 433
Registration No. 333-132348-03
August 3, 2006
_____________________________________________________________________________________
"MICHAEL BANCHIK, HSBC SECURITIES (USA" <mbanchik2@bloomberg.net>
Sent by: mbanchik2@bloomberg.net	To
Cc
08/02/2006 03:07PM	Subject: HFCHC 2006-2 $1.265Bln *Priced*

HSBC Home Equity Loan Trust (USA) 2006-2 US$1.265bln Bberg Ticker: HFCHC 2006-2
HSBC-Sole Lead/Books Co-Managers: BOA,Citi,DB,MS 100% Pot Transaction
Class	Size (mm)	Ratings (Mdy/S&P/F)	Exp. WA1* (Call/Mat)	Exp.Prin Win* (Call/Mat)	Type	Bench	PX Spread	Price
A-1	$781.500	Aaa/AAA/AAA	2.39/2.55	1-66/1-95	SS Fltr	1ML	+15	100.00
A-2	$195.400	Aaa/AAA/AAA	2.39/2.55	1-66/1-95	SNR Mez	1ML	+18	100.00
M-1	$144.100	Aa1/AA+/ AA+	2.39/2.55	1-66/1-95	Mez Fltr	1ML	+27	100.00
M-2	$144.100	Aa1/AA/ AA+	2.39/2.55	1-66/1-95	Mez Fltr	1ML	+29	100.00

*15% Clean-up call

- Settle: 8/10/06
- Expected Final: 2/20/2014
- Legal Final Maturity: 3/20/2036
- First Payment Date: 9/20/06 (Long first accrual period with Libor reset in August)
- ERISA Eligible
- CDI file available call desk

Pricing Speed 100% PPC, assumes on a seasoning adjusted basis that prepayments start at 0% CPR in month one, increase by approximately 1.3158% each month to 25% CRP in month twenty, and remain at 25% CPR thereafter.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND /OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION.

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This analysis has been prepared by the HSBC Securities (USA) Inc. (HSI) Sales/Trading Desk; it is not a product of the research Department. HSI's trading Desk may have accumulated a long or short position in the subject security on the basis of this analysis prior to its dissemination. Opinions expressed are present opinions only, and may differ from opinions expressed by other HSI departments. The HSI Sales/Trading Desk does not undertake any obligation to update this material.

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